Exhibit 10.11

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2016, by and among (i) Modern Round, Inc., a Nevada corporation (“Borrower”), (ii) Black Powder Management, L.L.C., a Nevada limited liability company (“Black Powder”), and (iii) BK Entertainment LLC, an Arizona limited liability company (“BK Entertainment” and together with Black Powder, each, a “Lender” and collectively, “Lenders”).

As further described in this Agreement, Borrower has requested Lenders to make available to Borrower a revolving line of credit and Lenders has agreed to do so upon the terms set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, Borrower and Lenders agree as follows:

1. Definitions. As used in this Agreement:

(a) “Advance” means a disbursement of funds under the Loan.

(b) “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

(c) “Agreement” means this loan and security agreement, as it may be amended or modified from time to time.

(d) “Borrower” is defined in the introductory paragraph.

(e) “Collateral” is defined in Section 7(a).

(f) “Commitment” means Lenders’ obligations to make the Loan pursuant to Section 2 hereof in an aggregate amount not exceeding the amount set forth on Schedule 1 hereto.

(g) “Commitment Period” means the period from and including the date of the first Advance to and including the Termination Date.

(h) “Convertible Notes” means, collectively, the 8% convertible promissory notes issued by Parent.

(i) “Event of Default” is defined in Section 10.

(j) “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants

acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower.

(k) “Guaranty” means, collectively, one or more guaranties of each guarantor in favor of Lender, in a form reasonably acceptable to Lenders, as amended or modified and in effect from time to time.

(l) “Indebtedness” means at a particular time (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which Borrower is liable, contingently or otherwise, as obligor or otherwise or any commitment by which Borrower assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (ii) indebtedness guaranteed in any manner by Borrower, including guaranties in the form of an agreement to repurchase or reimburse; (iii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Borrower assures a creditor against loss; (iv) any unfunded obligation of Borrower to a “multiemployer plan” as such term is defined under the Employee Retirement Income Security Act of 1974, as amended from time to time; (v) all liabilities secured by any Lien on any property owned by Borrower even though it has not assumed or otherwise become liable for the payment thereto; and (vi) any other liability or obligation of Borrower payable more than one year from the date of the creation thereof, and which, in accordance with GAAP, is properly shown as a liability of Borrower on its balance sheet.

(m) “Lender” is defined in the introductory paragraph of this Agreement.

(n) “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

(o) “Life Insurance Policy” means each life insurance policy owned by a Borrower from an insurance company reasonably acceptable to Lenders.

(p) “Loan” is defined in Section 2.

(q) “Loan Documents” means this Agreement, the Guaranty, the Security Agreement, and any other material agreement executed by any Loan Party in connection with this Agreement.

(r) “Loan Party” means Borrower and Guarantors.

(s) “Maximum Available Commitment” means at any particular time, an amount equal to the difference between (i) $1,500,000.00 and (ii) the unpaid principal balance outstanding at such time under the Loan.

(t) “Parent” means Modern Round Entertainment Corporation, a Nevada corporation.

(u) “Permitted Indebtedness” means (i) Indebtedness evidenced by the Convertible Notes; (ii) purchase money Indebtedness owing to suppliers incurred in the ordinary course of business for purposes of purchasing equipment or inventory; provided, however, that, upon request of Lenders, Borrower shall provide information to Lenders regarding such purchases; (iii) acquiring goods supplies or merchandise on normal trade credit; (iv) endorsing negotiable instruments received in the usual course of business; (v) obtaining surety bonds in the usual course of business or other similar obligations; (vi) Indebtedness that is expressly subordinated to the Indebtedness evidenced by this Agreement; (vii) intercompany Indebtedness owing from the Borrower to its subsidiaries or to its parent; or (viii) the Indebtedness set forth on Schedule 2 attached hereto and any renewals and extensions of such Indebtedness; provided, however, that such indebtedness shall not exceed the balance due as set forth on Schedule 2.

(v) “Permitted Liens” means (i) Liens for taxes, assessments, or governmental charges, landlords’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens incident to construction, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which Borrower has provided, and is maintaining, adequate reserves in accordance with GAAP; (ii) easements, restrictions, minor title irregularities and similar matters which have no material adverse effect upon the ownership and use of the affected property; (iii) Liens or deposits in connection with workmen’s compensation, unemployment insurance, social security or other insurance or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (iv) Liens or security interests in favor of Lenders; (v) Liens arising in connection with capital leases (and attaching only to the property being leased) and Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; (vi) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (vii) attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and (h) liens or security interests existing on the date hereof and described on the attached Schedule 3 and replacements, renewals, refinancings or extensions thereof (including the amount of any related reasonable transaction fees and expenses incurred in connection therewith) that do not increase the principal amount of the obligation secured thereby.

(w) “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, government authority or other entity of whatever nature.

(x) “Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in Borrower or any Subsidiary, other than dividends or distributions made by any Subsidiary of Borrower to Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interests in the Borrower or any

Subsidiary thereof; (ii) any amount paid on account of any Indebtedness, promissory notes, intercompany Indebtedness or other liabilities or obligations owed by the Borrower to any holder of equity interests in the Borrower; or (iii) any amount prepaid directly or indirectly on account of any Indebtedness other than (A) any prepayment on the obligations evidenced by this Agreement, (B) any regularly scheduled payments of Indebtedness, (C) payments on the obligations evidenced by the Convertible Notes.

(y) “Security Interest” is defined in Section 7(a).

(z) “Senior Indebtedness” means the principal of and premium, if any, and interest on (i) Indebtedness (other than evidenced by this Agreement) of Borrower, Parent or any of their Subsidiaries for money borrowed from or guaranteed to persons, firms, or corporations which engage in lending money, including, but without limitation, banks, trust companies, insurance companies, and other financing institutions and charitable trusts, pension trusts, and other investing organizations, evidenced by notes or similar obligations; (ii) Indebtedness of Borrower, Parent or any of their Subsidiaries evidenced by notes or debentures (other than evidenced by this Agreement) issued under the provisions of an indenture or similar instrument between Borrower, Parent or any of their Subsidiaries and a bank or trust company; and (iii) Indebtedness incurred, assumed, or guaranteed by Borrower, Parent or any of their Subsidiaries in connection with the acquisition by Borrower, Parent or any of their Subsidiaries of any property or asset intended to be leased or sold to others in the ordinary course of the business of Borrower, Parent or any of their Subsidiaries; unless, in each case, by the terms of the instrument creating or evidencing the Indebtedness it is expressly provided that such Indebtedness is not superior in right of payment to Indebtedness evidenced by this Agreement.

(aa) “Subsidiary” means as to any Person, (i) a corporation whose shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled by such Person.

(bb) “Termination Date” means June 30, 2018, or (i) such earlier date on which the Commitment shall terminate as provided herein or (ii) such later date upon Borrower’s election to extend the Termination Date in accordance with Section 8.

(cc) “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Arizona.

2. Revolving Credit Commitment. Subject to the terms and conditions hereof, Lenders agree to make a revolving credit loan to Borrower during the Commitment Period, in an aggregate principal amount at any one time outstanding not to exceed $1,500,000.00 (the “Loan”). The Commitment of each Lender to make the Loan shall be allocated as set forth in Schedule 1 hereto. During the Commitment Period, Borrower may borrow and repay the amounts owing on the Loan in whole or in part, and reborrow, all in accordance with the terms and conditions hereof. The commitment of Lenders hereunder to make the Loan shall expire on the Termination Date.

3. Interest Rate.

(a) Except as described in Section 3(b) below, Borrower agrees to pay interest on the unpaid principal amount from time to time outstanding on the Loan at rate of 5.0% per annum.

(b) During the continuance of any Event of Default, the aggregate principal amount outstanding on the Loan shall bear interest, payable on demand, at a per annum rate equal to 7.0 percent per annum (the “Default Rate”). This will not constitute a waiver of any Event of Default.

(c) Except as otherwise stated in this Agreement, all interest and fees, if any, with respect to the Loan, shall be computed on the basis of a 360-day year and the actual number of days elapsed.

4. Payments.

(a) Interest. Borrower will pay to each Lender, in accordance with such Lender’s proportionate share of outstanding Advances, all accrued and unpaid interest in arrears commencing on June 1, 2016, and on the first day of each month thereafter until payment in full of any principal amount outstanding under the Loan.

(b) Principal. The principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, if not sooner paid as provided herein, shall be due and payable on the Termination Date.

(c) Application of Payments. Payments received by Lenders with respect to the Loan shall be applied first to accrued interest and then to principal.

5. Requests for Advances; Conditions. Borrower may obtain Advances by making a request therefor, orally or in writing, not later than three days before the requested date of such Advance. Lenders may honor telephone instructions for Advances or repayments given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement. Such request shall specify a business day during the Commitment Period on which such Advance is to be made and the amount of the Advance requested. Each Advance may be in any principal amount up to the Maximum Available Commitment relating to the Loan. Lenders, at their option, may set a cutoff time, after which all requests for Advances will be treated as having been requested on the next succeeding business day. In addition to the terms and conditions otherwise contained herein, each Advance is subject to confirmation by Borrower, on the date of each such Advance, that no Event of Default exists as of the date of the Advance.

6. Prepayments. Payments of the principal of the Loan may be made at any time, or from time to time, in whole or in part, without penalty, provided that all previously matured interest and other charges accrued to the date of prepayment are also paid in full.

7. Security Interest; Collateral; Remedies.

(a) Borrower hereby assigns, transfers, conveys and grants to Lenders a security interest (the “Security Interest”) in all property and assets, and all rights and interests in property and assets, of Borrower, whether now owned or existing or hereafter acquired or arising and wherever located, and all proceeds and products thereof (collectively, the “Collateral”), including, without limitation:

(i) All accounts (including health care insurance receivables and rent receivables), accounts receivable, receivables, contract rights, rights to payment, chattel paper (including tangible chattel paper and electronic chattel paper), leases, instruments (including notes, promissory notes, and certificates of deposit), documents of title and general intangibles (including payment intangibles, computer programs and software, tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, and rights to sue and recover for past infringement of patents, trademarks and copyrights);

(ii) All inventory (including raw materials, work-in-process or materials used or consumed in the business of Borrower), whether in the possession of Borrower, warehouseman, bailee or any other person or entity;

(iii) All machinery, furniture, fixtures, and other goods and equipment;

(iv) All documents (including negotiable and nonnegotiable documents of title);

(v) All letter-of-credit rights;

(vi) All monies, certificates of deposit, deposit accounts, investment properties (including all securities), whether or not held in a general or special account of deposit (including any account or deposit held jointly by Borrower with any other person or entity, or for safekeeping or otherwise, except to the extent specifically prohibited by law);

(vii) All rights under contracts of insurance (including insurance refund claims) covering any of the above-described property;

(viii) All claims for existing commercial tort claim against a defendant, specifically named, or specific event or occurrence;

(ix) All attachments, accessions, tools, parts, supplies, increases and additions to and all replacements of and substitutions for any of the above-described property;

(x) All products of any of the above-described property;

(xi) All proceeds of any of the above-described property;

(xii) All supporting obligations of every nature of any of the above-described property; and

(xiii) All books and records pertaining to any of the above-described property, including any computer readable memory and any computer hardware or software necessary to process such memory.

(b) The Security Interest in the Collateral shall secure payment and performance of all obligations of Borrower under the terms of this Agreement.

(c) Borrower authorizes Lenders to file a financing statement jointly naming Lenders as secured parties, including all necessary amendments or continuations, to perfect the Security Interest of Lenders in the Collateral.

(d) If Borrower is named as the beneficiary of any Life Insurance Policy during the term of the Loan, Borrower shall, as soon as is reasonably practicable, deliver to Lenders (i) original policies representing the Life Insurance Policy, and (ii) a collateral assignment of each Life Insurance Policy, which shall be in form and substance reasonably satisfactory to Lenders.

(e) Upon the occurrence of an Event of Default, Lenders shall have all rights and remedies of a secured party under the UCC with respect to the Collateral, in addition to all other rights and remedies available at law and in equity.

8. Extension of Termination Date. Lenders may elect to extend the Termination Date for successive one-year periods by providing written notice of such extension to Borrower not later than 90 days prior to the Termination Date then being extended.

9. Covenants. From and after the date of this Agreement until the expiration or termination of the Commitment and thereafter until all of the liabilities and obligations of Borrower to Lenders pursuant to this Agreement are repaid and performed in full:

(a) Borrower shall, and shall cause each Subsidiary to, within 30 days after the formation of any domestic Subsidiary, cause such domestic Subsidiary to execute a joinder to the Guaranty and the Security Agreement, which shall be in form and substance reasonably satisfactory to Lenders.

(b) Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, guarantee or otherwise become primarily or secondarily liable for, or absolutely or contingently liable for, or permit to exist, any Indebtedness (other than to Lenders or an affiliate of Lenders) without the prior written consent of Lenders, except for Permitted Indebtedness.

(c) Borrower shall not, and shall not permit any Subsidiary to, pay any Restricted Payments.

(d) Borrower shall not, and shall not permit any Subsidiary to, make any material change in the nature of its business as carried on as of the date hereof, businesses reasonably related thereto and logical extensions thereof.

(e) Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction with any of its Affiliates, except upon fair and reasonable terms no less favorable than those it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, that this Section shall not prohibit or restrict (b) transactions among Parent, Borrower and any of their Subsidiaries to the extent not prohibited by this Agreement.

(f) Borrower shall not, and shall not permit any Subsidiary to, grant or create any security interest in the Collateral in favor of a third party without the prior written consent of Lenders, except for Permitted Liens.

(g) Borrower shall not, and shall not permit any Subsidiary to, (i) sell, transfer, lease or otherwise dispose of all or a substantial part of its business or its property to any Person, whether in one or in a series of transactions, except for (A) sales of inventory and cash discounting of receivables for prompt payment in the ordinary course of business, (B) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment, and (C) sales, transfers, leases and dispositions of assets of a Subsidiary of Borrower to Borrower; (ii) consolidate, merge, joint venture, or combine with or into any other entity, except for any merger of a Subsidiary into the Borrower or Parent; or (iii) enter into any agreement, directly or indirectly, to sell or transfer any property, real or personal, used in its business, and thereafter lease such property or other property which it intends to use for substantially the same purposes.

10. Events of Default; Acceleration. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, and upon such Event of Default, the entire principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, at the election of Lenders, shall become immediately due and payable, without any notice to Borrower:

(a) Nonpayment of principal, interest or other amounts when the same shall become due and payable hereunder;

(b) The failure of Borrower to comply with any provision of this Agreement (other than payment) and such failure shall continue unremedied for 30 days following written notice of such default from Lenders to Borrower; provided, however, that if such default cannot reasonably be cured within such 30-day period, as determined by Lenders in their reasonable discretion, and Borrower is diligently pursuing a remedy of such default, Borrower shall have a reasonable period to remedy such default beyond such 30-day period, which shall not exceed an additional 90 days;

(c) The dissolution, winding-up or termination of the existence of Borrower; or

(d) The appointment of (or application for appointment of) a receiver of Borrower or the involuntary filing against or voluntary filing by Borrower of a petition or application for relief under federal bankruptcy law or any similar state or federal law.

(e) The Guaranty fails to remain in full force or effect, any action is taken to discontinue or to assert the invalidity or unenforceability of the Guaranty as to any guarantor, any guarantor fails to comply with any of the material terms or provisions of the guaranty, or any guarantor denies that it has any further liability under the guaranty or gives notice to such effect.

(f) The occurrence of an “Event of Default” as defined in any Loan Document (other than this Agreement).

11. Intercreditor Issues. Notwithstanding anything in this Agreement to the contrary, the parties agree as follows: (a) all payment of the Loan (including regularly scheduled payments, prepayments or payments or recoveries received as part of the exercise of any remedies of any of the Lenders) shall be shared by the Lenders on a pro rata basis based upon the percentage of the aggregate amount of the outstanding Advances held by each Lender; (b) each Lender may exercise any remedies under this Agreement on behalf of all of the Lenders; and (c) any recoveries by the Lenders (including recoveries resulting from the exercise of remedies with respect to the Security Interest and the Collateral) shall be allocated among all of the Lenders in accordance with the provisions of Section 11(a). If any Lender receives any payment on the Indebtedness evidenced by this Agreement that such Lender is not entitled to receive under the provisions of this Agreement, such Lender will hold the amount so received in trust for the other Lender to be applied in accordance with the requirements of this Section 11.

12. Subordination. Borrower and Lenders agree that (i) the Indebtedness evidenced by this Agreement or any of the other Loan Documents, including the principal hereof and interest hereon, is expressly subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred and (ii) any Lien on the Collateral securing any Senior Indebtedness, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing the Indebtedness evidenced by this Agreement. Lenders hereby agree to execute any subordination or intercreditor agreement requested by the holder of any Senior Indebtedness to evidence the subordination provisions of this Section 12.

13. Payment of Expenses. Borrower agrees to pay all fees, costs and expenses incurred by Lenders in connection with the Loan Documents, including the reasonable attorneys’ fees and costs incurred by Lenders in connection with the preparation of the Loan Documents and filing, recording and search fees; provided, however, that such amounts paid by Borrower shall not exceed $10,000.00.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona, without regard to the choice of law rules of the State of Arizona.

15. Amendments. No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

16. Severability. If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect.

17. Binding Nature. The provisions of this Agreement shall be binding upon Borrower and the heirs, personal representatives, successors and assigns of Borrower, and shall inure to the benefit of Lenders and any subsequent holder of all or any portion of this Agreement, and their respective successors and assigns.

18. Notice. Any notice or other communication with respect to this Agreement shall: (a) be in writing; (b) be effective on the day of hand-delivery thereof to the party to whom directed, one day following the day of deposit thereof with delivery charges prepaid, with a national overnight delivery service, or two days following the day of deposit thereof with postage prepaid, with the United States Postal Service, by regular first class, certified or registered mail; (c) if directed to Lenders, be addressed to Lenders at the office of each Lender set forth below such Lender’s name, or to such other address as such Lender shall have specified to Borrower by like notice; and (d) if directed to Borrower, be addressed to Borrower at the address for Borrower set forth below Borrower’s name, or to such other address as Borrower shall have specified by like notice.

19. Section Headings. The section headings set forth in this Agreement are for convenience only and shall not have substantive meaning hereunder or be deemed part of this Agreement.

20. Construction. This Agreement shall be construed as a whole, in accordance with its fair meaning, and without regard to or taking into account any presumption or other rule of law requiring construction against the party preparing this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Borrower and Lenders have executed this Agreement as of the date first set forth above.

BORROWER

MODERN ROUND, INC., a Nevada corporation

By:	/s/ Ronald L. Miller, Jr.

Name:	Ronald L. Miller, Jr.
Title:	VP & CFO

7333 East Doubletree Ranch Road Suite D-250 Scottsdale, AZ 85258

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

LENDERS

BLACK POWDER MANAGEMENT, L.L.C., a Nevada limited liability company

By:	/s/ Mitchell A. Saltz

Name:	Mitchell A. Saltz
Title:	Manager

7377 East Doubletree Ranch Road Suite 200 Scottsdale, AZ 85258

BK ENTERTAINMENT LLC, an Arizona limited liability company

By:	/s/ Barry Monheit

Name:	Barry Monheit
Title:	Manager

6130 E. Mockingbird Lane Paradise Valley, AZ 85253

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

Schedule 1

Commitments

Name of Lender	Commitment	Pro Rata %
Black Powder Management, L.L.C.	$1,000,000.00	66.67%
BK Entertainment LLC	$500,000.00	33.33%

Totals	$1,500,000.00	100.0%

Schedule 1

Schedule 2

Permitted Indebtedness

The second installment of $50,000 due upon completion of a fully working prototype from Universal Electronics, Inc.

Schedule 2

Schedule 3

Permitted Liens

None.

Schedule 3